Exhibit 10.1

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT   (the “Agreement”) has an effective date of June 18, 2007 (the “Effective Date”), and is made by and between Grubb & Ellis Company, its subsidiaries, successors and assigns, a Delaware Corporation (the “Licensor”) and Grubb & Ellis Realty Advisors, Inc., its subsidiaries, successors and assigns, a Delaware Corporation (the “Licensee”).

WITNESSETH:

WHEREAS, Licensor is the owner of certain trademarks, trade names, emblems and/or logos identified in Exhibit A to this Agreement (collectively, the “Licensed Marks”);

WHEREAS, Licensee has been using the Licensed Marks, with Licensor’s express knowledge and consent, in such a manner in which Licensor fully approves (the “Prior Use”);

WHEREAS, each of Licensor and Licensee wish to formally set forth the terms and conditions on which Licensee shall continue to use the Licensed Marks; and

WHEREAS, Licensor is willing to grant to Licensee the nonexclusive right to use the Licensed Marks subject to the terms and conditions of this Agreement, and Licensee is willing to accept such rights and obligations.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and intending to be legally bound, the parties hereby agree as follows.

1.	Grant of License. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee for the “Term” of this agreement, as defined in Paragraph 11 below, the nonexclusive, nontransferable right and license to use the Licensed Marks in a manner and form consistent with the Prior Use and only in connection with the providing, distribution, promotion, advertising or sale of those services identified in Exhibit B (the “Licensed Services”), throughout the world (the “Territory”).

2.	Limitations on Grant of License; Acknowledgment of Prior Use.

a.	All rights in the Licensed Marks other than those specifically granted herein are hereby expressly reserved to Licensor for its benefit and use. Licensee acknowledges that it will not acquire any rights in the Licensed Marks as a result of Licensee’s use thereof.

b.	Licensee shall at no time use or authorize the use of any trademark, logo, service mark, trade name or other designation identical with, or confusingly or colorably similar to, the Licensed Marks.

c.	The license herein granted is personal and may not be sublicensed, assigned, transferred, pledged, mortgaged or otherwise encumbered in whole or in part by Licensee without the prior express written consent of Licensor.

d.	As between Licensor and Licensee, Licensor shall be deemed to be the Licensor of all materials created for the Licensed Services hereunder, including but not limited to artwork. For copyright purposes, Licensee shall be considered the owner of all designs, artwork, tools or dies manufactured or created in association with the Licensed Services; provided, however, that Licensee claims no right, title or interest in and is granted no ownership or control of the Licensed Marks (or any modification thereto, or derivative work thereof)) other than as expressly provided herein, and provided further that Licensee’s ownership of copyrights related to designs and artwork extends only to those portions of designs and artwork that are separate and distinct from the Licensed Marks.

e.	The parties hereto acknowledge and agree that Licensee’s Prior Use of the Licensed Marks has been in a manner consistent with the terms and conditions hereof and that this Agreement shall be deemed to ratify such Prior Use, and retroactively grant to Licensee prior to the Effective Date, Licensee’s right to the Licensed Marks in accordance with the terms hereof.

3.	Licensee Obligations.

a.	Licensee shall provide, advertise, distribute and sell the Licensed Services in an ethical manner and in accordance with the provisions and intent of this Agreement throughout the Term of this Agreement.

b.	Licensee shall not encumber or cause to be encumbered in any manner, the Licensed Marks, or cause or permit any expenses to be charged to Licensor without Licensor’s prior written approval in each instance.

4.	Quality Assurance.

a.	Licensee shall use the Licensed Marks in accordance with the requirements of all applicable laws and regulations and in the manner and form consistent with the Prior Use.

b.	Licensor shall have the right, at its sole cost and expense, and upon reasonable notice to Licensee to audit for quality control purposes Licensee’s (i) facilities, (ii) inventory of materials bearing the Licensed Marks, and (iii) books and records relating to the provision, distribution, sale, advertising and promotion of the Licensed Services and/or the use of the Licensed Marks in connection therewith. Licensor shall conduct no more than one (1) such quality control audits in any given calendar year, unless additional audits are agreed to in advance in writing by Licensee. In the event Licensor determines that the quality control of Licensee falls below Licensor’s standards and specifications, Licensor promptly shall give Licensee written notice setting forth all such deficiencies, and shall further provide Licensee a reasonable period of not less than thirty (30) days in which Licensee shall have the right to cure such deficiencies.

5.	Trademark Notice. Licensee shall cause to be imprinted irremovably and legibly on or adjacent to (as practicable) any use of the Licensed Mark the designation ® or tm, as the Licensor deems appropriate to protect such trademark (and as is in compliance with relevant trademark law). Licensor agrees that, in instances where the Licensee cannot imprint the designation ® or tm directly adjacent to the use of the Licensed Marks, Licensee may include a trademark notice in form and substance approved in advance by Licensor.

6.	Compensation.

a.	For ten dollars ($10) and other good and valuable consideration, the receipt of which is hereby acknowledged, Licensee shall be entitled to use the Licensed Marks in its business on a royalty-free basis.

7.	Licensor Warranties and Representations. Licensor warrants and represents that:

a.	Each Licensed Mark is valid and enforceable;

b.	Use of any Licensed Marks does not infringe any rights of third parties; and

c.	It has the right and authority to enter into this Agreement.

8.	Licensee Warranties and Representations. Licensee warrants and represents that:

a.	It shall use the Licensed Marks only as set forth in Paragraph 1 above, and for the purposes and set forth in Paragraph 1 above;

b.	It shall cooperate and comply with Licensor’s instructions in preparing and filing Trademark registrations, if needed, as required by law and in obtaining any necessary government approvals; and shall execute any documents deemed necessary by Licensor to obtain protection for the Licensed Marks or to maintain their continued validity and enforceability;

c.	It shall not engage in any action or practice that disparages or devalues the Licensed Marks or Licensor; and

d.	It has the right and authority to enter into this Agreement.

9.	Ownership. Licensee acknowledges Licensor’s right, title, and interest in and to all Licensed Marks. Licensee shall not at any time do or cause to be done, or fail to do or cause not to be done, any act or thing, directly or indirectly, contesting or in any way impairing Licensor’s right, title, or interest in any of the Licensed Marks. Each and every use of any of the Licensed Marks by Licensee shall inure to the benefit of Licensor.

10.	Indemnification.

a.	Subject to the terms and conditions of this paragraph, Licensor shall, at its own cost and expense, defend (with counsel of Licensor’s choice), indemnify and hold harmless Licensee, and/or its officers, directors, employees and agents (collectively, the “Licensee Entities”) from and against any and all losses, liability, claims, suits, actions, proceedings, judgments, awards, damages and expenses (including reasonable attorneys’ fees) that they, or any of them, may incur or suffer by reason of any claim for trademark infringement on account of Licensee’s use of the Licensed Marks, but only to the extent the Licensed Marks have been used in accordance with the terms and conditions of this Agreement. The Licensee Entities shall notify Licensor of any claim or notice of claim for indemnification which would be subject to this paragraph as soon as practicable after the date upon which the claim for which indemnification is sought is first asserted against Licensee, provided, however, Licensee’s failure timely to provide such notice shall not negate Licensor’s obligations under this sub-paragraph. The Licensee Entities may seek counsel of their own choice to represent them in such matter at their cost and expense. If Licensor fails to defend the Licensee Entities, the Licensee Entities may (but are not obligated to) assume the conduct of the defense or settle the claim with Licensor’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, and in such event Licensor shall also be fully responsible for the costs and expenses of the defense and/or settlement, including, without limitation, counsel fees and expense (including expert fees) and any judgments, settlements and awards incurred against the Licensee Entities.

b.	Subject to the terms and conditions of this paragraph, Licensee shall, at its own cost and expense, defend (with counsel of Licensee’s choice), indemnify and hold harmless Licensor, and/or its officers, directors, employees and agents (collectively, the “Licensor Entities”) from and against any and all losses, liability, claims, suits, actions, proceedings, judgments, awards, damages and expenses (including reasonable attorneys’ fees) that they, or any of them, may incur or suffer by reason of any claim or action involving any liabilities arising out of Licensee’s breach of this Agreement. The Licensor Entities shall notify Licensee of any claim or notice of claim for indemnification which would be subject to this paragraph as soon as practicable, after the date upon which the claim for which indemnification is sought is first asserted against Licensor, provided, however, Licensor’s failure timely to provide such notice shall not negate Licensee’s obligations under this sub-paragraph. The Licensor Entities may seek counsel of their own choice to represent them in such matter at their cost and expense. If Licensee fails to defend the Licensor Entities, the Licensor Entities may (but are not obligated to) assume the conduct of the defense or settle the claim with Licensee’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, and in such event Licensee shall thereupon be fully responsible for the costs and expenses of the defense and/or settlement, including, without limitation, counsel fees and expense (including expert fees) and any judgments, settlements and awards incurred against the Licensor Entities.

11.	Term. The “Term” of this Agreement shall be perpetual unless this Agreement is terminated according to its terms or by operation of law.

12.	Termination. This Agreement may be terminated prior to the expiration of the term as follows:

a.	By mutual written agreement of the parties;

b.	By either party on thirty (30) days written notice with opportunity for cure in the event the non-terminating party has failed or neglected to perform any of its obligations under this agreement;

13.	Rights and Duties Upon Termination or Expiration. Upon termination or expiration of this Agreement:

a.	Licensee shall immediately cease all provision, distribution, sale, offering for sale, advertising and promotion of services using the Licensed Marks.

14.  Miscellaneous.

a.	Notices. Any and all notices, elections, offers, acceptances, or demands permitted or required to be made under this Agreement shall be in writing, signed by the person giving such notice, election, offer, acceptance, or demand and shall be delivered personally, or sent by registered or certified mail, postage prepaid, by facsimile transmission (only if a machine confirmation of receipt is obtained and a copy of the notice is sent by mail), or any professional delivery service that requires a signed, written receipt confirming delivery of the envelope or package containing the notice, at the addresses listed below or at such other address as may be supplied in writing:

Licensee:

Licensor:

The effective date of such notice, election, offer, acceptance, or demand shall be: (i) the date delivered or transmitted, if delivery is by hand or facsimile, or (ii) three (3) days after the date of mailing, for all other forms of delivery.

b.	Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties, their respective permitted (a) successors, (b) successors in title, and (c) assigns; and each party agrees, on behalf of it, its successors, successors in title, and assigns, to execute any instruments that may be necessary or appropriate to carry out and execute the purpose and intentions of this Agreement.

c.	Amendment. No change, modification, or amendment of this Agreement shall be valid or binding on the parties unless such change or modification shall be in writing signed by both parties to this Agreement.

d.	Relationship of the Parties. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Licensor and Licensee. Neither party shall have any right to obligate or bind the other party in any manner whatsoever by virtue of this Agreement, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

e.	No Waiver. The failure of any party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

f.	Integration. This Agreement constitutes the full and complete agreement of the parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the parties.

g.	Captions. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

h.	Counterparts. This Agreement may be executed one or more original, facsimile or electronic counterparts, each of which shall for all purposes constitute the original Agreement, binding on the parties, and each party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

i.	Choice of Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law principles. Any action or any proceeding of any kind or nature, with respect to or arising out this Agreement shall be instituted and tried exclusively in the state or federal courts located in New York County, New York, and courts with appellate jurisdiction therefrom, and the parties hereby agree that venue in New York County, New York is proper and convenient.

j.	Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

Remainder of page intentionally blank.
Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the Effective Date by their duly authorized officers.

Grubb & Ellis Company
(“Licensor”)

By:	/s/ Mark E. Rose

Its:	Chief Executive Officer

Date:	June 18, 2007

Grubb & Ellis Realty Advisors, Inc.
(“Licensee”)

By:	/s/ Rich W. Pehlke

Its:	Chief Financial Officer

Date:	June 18, 2007

Signature Page to
Trademark License Agreement

EXHIBIT A
Licensed Marks

The marks identified on the following pages shall be considered Licensed Marks.

EXHIBIT B
Licensed Services

Licensor authorizes the following Licensed Services to be provided by Licensee bearing the Licensed Marks:

Real Estate related activities.